Exhibit 99.1

Raytheon Technologies
870 Winter Street
Waltham, MA 02451 USA

Media Contact
C: 202.384.2474

Investor Contact
C: 781.522.5123

Raytheon Technologies announces appointment of Christopher T. Calio as the company’s chief operating officer and names Shane G. Eddy as president of Pratt & Whitney

WALTHAM, Mass., Feb. 14, 2022 – Raytheon Technologies Corporation (NYSE: RTX) today announced the appointment of Christopher T. Calio as chief operating officer and named Shane G. Eddy to succeed Calio as president of its Pratt & Whitney business unit, effective March 1, 2022.

As chief operating officer, Calio will oversee the company’s four business units as well as its technology and engineering; enterprise services and digital; and operations, quality, environmental, health and safety and supply chain functions. Calio will continue to report directly to Chairman and CEO Greg Hayes.

“Chris is a tested leader who has successfully steered Pratt & Whitney through one of the most dynamic and challenging periods in aerospace history,” said Raytheon Technologies Chairman and CEO Greg Hayes. “He has guided strategic investments and delivered industry-leading innovation across commercial and military programs. As we execute on our strategy, including our commitment to develop talent across the organization, Chris’ experience and leadership will help advance the company’s growth and transformation initiatives.”

With over 20 years of executive leadership experience, Calio has spent the past decade in aerospace and defense. In his most recent position as president of Pratt & Whitney, he oversaw the significant ramp and introduction of numerous product enhancements, including the recent introduction of the GTF Advantage™ engine as well as the F135 program.

Shane Eddy, currently senior vice president and chief operations officer at Pratt & Whitney, replaces Calio as president of Pratt & Whitney.

“Shane’s significant aerospace industry leadership experience and in-depth understanding of Pratt & Whitney’s products and culture makes him the ideal leader to take the business through its next phase of growth,” said Hayes. “Building on his proficiency running global operations, Shane’s management and operational expertise will help drive continued optimization of the business.”

Eddy joined Pratt & Whitney in 2016, with prior experience at GE Aviation, Sikorsky Aircraft Corporation and Bell Textron.

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With four industry-leading businesses ― Collins Aerospace Systems, Pratt & Whitney, Raytheon Intelligence & Space and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Waltham, Massachusetts.

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